Tidal ETF Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 208 and Amendment No. 209 to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated October 30, 2023 on the financial statements and financial highlights of ATAC US Rotation ETF and ATAC Credit Rotation ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 18, 2023